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                         Dewey Ballantine LLP Letterhead
                           1301 Avenue of the Americas
                               New York, NY 10019


                                                       November 20, 1997


N2K Inc.
55 Broad Street
26th Floor
New York, New York 10004

Gentlemen:

         On or about November 20, 1997, N2K Inc. (the "Company") will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 2,080,632 shares of Common Stock that have been or may be issued or transferred by the Company upon the exercise of stock options that have been granted to employees of the Company and its subsidiaries under the 1987 Employee Incentive Stock Option Plan and have or may be granted under the 1996 Stock Option Plan (the "Plans").

         With respect to the Company and shares of its Common Stock, we are of the opinion that:

         A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

         B. The 2,080,632 shares of Common Stock referred to above:

                           (i) are duly authorized; and

                           (ii)will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plans and the payment of the option price stated in such options.

         In arriving at the foregoing opinion, we have examined corporate records, plans, agreements and other documents of the Company.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Dewey Ballantine LLP
                                                DEWEY BALLANTINE LLP